QUEST DIAGNOSTICS REPORTS FIRST QUARTER 2010 FINANCIAL RESULTS;
UPDATES GUIDANCE FOR 2010

  Diluted earnings per share of $0.89, and revenues of $1.8 billion, unchanged from 2009
  2010 adjusted EPS guidance unchanged at between $4.10 and $4.30
  On a reported basis, 2010 EPS guidance is expected to be between $4.00 and $4.20

MADISON, N.J., APRIL 21, 2010—Quest Diagnostics Incorporated (NYSE: DGX), the world’s leading provider of diagnostic testing, information and services, announced that for the first quarter ended March 31, 2010, income from continuing operations was $163 million, or $0.89 per diluted share, compared to $169 million, or $0.89 per diluted share, in the first quarter of 2009. Earnings comparisons were impacted by a 2010 first quarter charge of $0.06 per share principally associated with workforce reductions, and $0.05 due to the estimated impact of severe weather.

First quarter revenues were $1.8 billion, unchanged from the 2009 level. Clinical testing revenues decreased 0.4% compared to the prior year. Revenue per requisition increased 2.3% and clinical testing volume, measured by the number of requisitions, decreased 2.6% . Severe weather is estimated to have reduced growth in clinical testing revenues and volume by 1%.

“Our business remains strong, despite being negatively impacted by severe weather and softness in the marketplace,” said Surya N. Mohapatra, Ph.D., Chairman and Chief Executive Officer. “We saw continued growth in gene-based and esoteric testing, and generated strong cash from operations. In addition, we are taking actions to accelerate growth and further manage our costs. After adjusting for the first quarter weather and charge, our full-year EPS guidance remains unchanged.”

For the first quarter, operating income was $299 million, or 16.5% of revenues, compared to $321 million, or 17.8% of revenues, in 2009. The charge associated with workforce reductions and the estimated impact of severe weather reduced the year-over-year change in operating income as a percentage of revenues by 1.6% . Bad debt expense as a percentage of revenues improved to 4.2% from 4.5% in the prior year. Days sales outstanding improved to 41 days, compared to 43 days a year ago. Cash flow from operations was $239 million, compared to $273 million in the first quarter of 2009. During the quarter, the company repurchased $251 million of its common shares and made capital expenditures of $40 million.

Earnings Outlook for 2010 Updated

For 2010, the company today updated its full year 2010 guidance. Full year earnings per diluted share from continuing operations, adjusted for the impact of special charges and weather in the first quarter, are unchanged at between $4.10 and $4.30. On a reported basis, diluted earnings per share are expected to be between $4.00 and $4.20. The company expects revenue growth of between 1% and 2%. Previously, revenues were expected to grow between 3% and 4%. Operating income is expected to approximate 18.5% of revenues. Cash from operations is expected to approximate $1.3 billion. Capital expenditures are expected to approximate $200 million.

Quest Diagnostics will hold its first quarter conference call on April 21, 2010 at 8:00 A.M. Eastern Time. A simulcast of the call is available by dialing 415-228-4961, passcode 3214469 and via the Internet at: www.QuestDiagnostics.com/investor. Registered analysts may access the call at: www.streetevents.com. In addition, a replay of the call will be available from 10:30 A.M. on April 21 through midnight on May 21, 2010 to investors in the U.S. by dialing 866-428-3803. Investors outside the U.S. may dial 203-369-0904. No password is required for either number.

About Quest Diagnostics

Quest Diagnostics is the world's leading provider of diagnostic testing, information and services that patients and doctors need to make better healthcare decisions. The company offers the broadest access to diagnostic testing services through its network of laboratories and patient service centers, and provides interpretive consultation through its extensive medical and scientific staff. Quest Diagnostics is a pioneer in developing innovative diagnostic tests and advanced healthcare information technology solutions that help improve patient care. Additional company information is available at www.QuestDiagnostics.com.

The statements in this press release which are not historical facts may be forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date that they are made and which reflect management's current estimates, projections, expectations or beliefs and which involve risks and uncertainties that could cause actual results and outcomes to be materially different. Risks and uncertainties that may affect the future results of the company include, but are not limited to, adverse results from pending or future government investigations, lawsuits or private actions, the competitive environment, changes in government regulations, changing relationships with customers, payers, suppliers and strategic partners and other factors discussed in "Business," "Risk Factors," "Cautionary Factors that May Affect Future Results," "Legal Proceedings," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Quantitative and Qualitative Disclosures About Market Risk" in the company's 2009 Annual Report on Form 10-K and other items throughout the Form 10-K and Current Reports on Form 8-K.

Estimated adjusted diluted earnings per common share is presented because management believes it is a useful adjunct to estimated diluted earnings per common share and other measurements under accounting principles generally accepted in the United States since it is a meaningful measure of the Company's ongoing operating performance and is on a basis consistent with previous estimates of diluted earnings per common share. Adjusted diluted earnings per common share is not a measure of financial performance under accounting principles generally accepted in the United States and should not be considered as an alternative to estimated diluted earnings per common share. See footnote 5 to the attached tables.

This earnings release, including the attached financial tables, is available online in the Press Room section at www.QuestDiagnostics.com.

Quest Diagnostics Incorporated and Subsidiaries
Consolidated Statements of Operations
For the Three Months Ended March 31, 2010 and 2009
(in millions, except per share and percentage data)
(unaudited)

	Three Months Ended
	March 31,
	2010	2009

Net revenues	$1,805.5	$1,808.0

Operating costs and expenses:
Cost of services	1,066.4	1,053.5
Selling, general and administrative	430.7	424.3
Amortization of intangible assets	9.4	9.0
Other operating expense, net	0.4	0.1
Total operating costs and expenses	1,506.9	1,486.9

Operating income	298.6	321.1

Other income (expense):
Interest expense, net	(36.0)	(39.4)
Equity earnings in unconsolidated joint ventures	8.0	8.6
Other income (expense), net	6.0	(2.7)
Total non-operating expenses, net	(22.0)	(33.5)

Income from continuing operations before taxes	276.6	287.6
Income tax expense	105.4	110.2
Income from continuing operations	171.2	177.4
Loss from discontinued operations, net of taxes	(0.1)	(1.7)
Net income	171.1	175.7
Less: Net income attributable to noncontrolling interests	8.7	8.6
Net income attributable to Quest Diagnostics	$162.4	$167.1

Amounts attributable to Quest Diagnostics’ stockholders:
Income from continuing operations	$162.5	$168.8
Loss from discontinued operations, net of taxes	(0.1)	(1.7)
Net income	$162.4	$167.1

Earnings per share attributable to Quest Diagnostics’ common stockholders - basic:
Income from continuing operations	$0.90	$0.89
Loss from discontinued operations	-	(0.01)
Net income	$0.90	$0.88

Earnings per share attributable to Quest Diagnostics’ common stockholders – diluted:
Income from continuing operations	$0.89	$0.89
Loss from discontinued operations	-	(0.01)
Net income	$0.89	$0.88

Weighted average common shares outstanding:
Basic	180.2	189.4
Diluted	182.4	190.7

Operating income as a percentage of net revenues	16.5%	17.8%

Quest Diagnostics Incorporated and Subsidiaries
Consolidated Balance Sheets
March 31, 2010 and December 31, 2009
(in millions, except per share data)

	March 31,	December 31,
	2010	2009
	(unaudited)

Assets
Current assets:
Cash and cash equivalents	$463.2	$534.3
Accounts receivable, net	865.2	827.3
Inventories	79.5	91.4
Deferred income taxes	131.0	131.8
Prepaid expenses and other current assets	106.4	94.6
Total current assets	1,645.3	1,679.4
Property, plant and equipment, net	811.9	825.9
Goodwill, net	5,082.3	5,083.9
Intangible assets, net	817.5	823.7
Other assets	159.2	150.7
Total assets	$8,516.2	$8,563.6

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$906.1	$888.7
Current portion of long-term debt	170.4	170.5
Total current liabilities	1,076.5	1,059.2
Long-term debt	2,944.8	2,936.8
Other liabilities	565.8	556.2
Stockholders’ equity:
Quest Diagnostics stockholders’ equity:
Common stock, par value $0.01 per share; 600 shares
authorized at both March 31, 2010 and December 31,
2009; 214.2 shares and 214.1 shares issued at March 31,
2010 and December 31, 2009, respectively	2.1	2.1
Additional paid-in capital	2,276.3	2,302.4
Retained earnings	3,361.0	3,216.6
Accumulated other comprehensive loss	(22.6)	(21.0)
Treasury stock, at cost; 34.3 shares and 30.8 shares at
March 31, 2010 and December 31, 2009, respectively	(1,712.7)	(1,510.5)
Total Quest Diagnostics stockholders’ equity	3,904.1	3,989.6
Noncontrolling interests	25.0	21.8
Total stockholders’ equity	3,929.1	4,011.4
Total liabilities and stockholders’ equity	$8,516.2	$8,563.6

Quest Diagnostics Incorporated and Subsidiaries
Consolidated Statements of Cash Flows
For the Three Months Ended March 31, 2010 and 2009
(in millions)
(unaudited)

	Three Months Ended
	March 31,
	2010	2009

Cash flows from operating activities:
Net income	$171.1	$175.7
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	63.3	64.9
Provision for doubtful accounts	76.3	81.4
Deferred income tax provision	3.6	13.1
Stock compensation expense	11.1	14.1
Benefits from stock-based compensation arrangements	0.5	(1.1)
Other, net	8.7	(2.4)
Changes in operating assets and liabilities:
Accounts receivable	(115.3)	(136.1)
Accounts payable and accrued expenses	(81.9)	(6.9)
Income taxes payable	98.4	63.9
Other assets and liabilities, net	3.4	6.2
Net cash provided by operating activities	239.2	272.8

Cash flows from investing activities:
Business acquisitions, net of cash acquired	-	(1.4)
Capital expenditures	(39.8)	(39.6)
Increase in investments and other assets	(2.8)	(0.4)
Net cash used in investing activities	(42.6)	(41.4)

Cash flows from financing activities:
Proceeds from borrowings	-	50.0
Repayments of debt	(0.7)	(50.6)
Purchases of treasury stock	(250.7)	(250.0)
Exercise of stock options	19.7	10.0
Benefits from stock-based compensation arrangements	(0.5)	1.1
Dividends paid	(18.4)	(19.0)
Distributions to noncontrolling interests	(5.5)	(5.0)
Other financing activities	(11.6)	(17.6)
Net cash used in financing activities	(267.7)	(281.1)

Net change in cash and cash equivalents	(71.1)	(49.7)

Cash and cash equivalents, beginning of period	534.3	253.9

Cash and cash equivalents, end of period	$463.2	$204.2

Cash paid during the period for:
Interest	$35.3	$47.1
Income taxes	$6.8	$31.3

Notes to Financial Tables

1) The computation of basic and diluted earnings per common share is as follows:

	Three Months Ended
	March 31,
	2010	2009
	(in millions, except per share data)
Amounts attributable to Quest Diagnostics’ common stockholders:
Income from continuing operations	$162.5	$168.8
Loss from discontinued operations	(0.1)	(1.7)
Net income available to common stockholders	$162.4	$167.1

Income from continuing operations	$162.5	$168.8
Less: Earnings allocated to participating securities	0.7	0.3
Earnings available to Quest Diagnostics’ common stockholders – basic and diluted	$161.8	$168.5

Weighted average common shares outstanding - basic	180.2	189.4

Effect of dilutive securities:
Stock options and performance share units	2.2	1.3

Weighted average common shares outstanding - diluted	182.4	190.7

Earnings per share attributable to Quest Diagnostics’ common stockholders - basic:
Income from continuing operations	$0.90	$0.89
Loss from discontinued operations	-	(0.01)
Net income	$0.90	$0.88

Earnings per share attributable to Quest Diagnostics’ common stockholders - diluted:
Income from continuing operations	$0.89	$0.89
Loss from discontinued operations	-	(0.01)
Net income	$0.89	$0.88

2)

Results for the three months ended March 31, 2010 include $17.3 million of pre-tax charges, or $0.06 per diluted share, principally associated with workforce reductions. Of these costs, $4.5 million and $12.8 million, respectively, were included in cost of services and selling, general and administrative expenses. In addition, we estimate that the impact of severe weather adversely affected the comparison of operating income for the three months ended March 31, 2010 to the prior year period by $14.3 million, or $0.05 per diluted share.

3)

Other income (expense), net represents miscellaneous income and expense items related to non-operating activities, such as gains and losses associated with investments and other non-operating assets. For the three months ended March 31, 2010, other income, net includes a gain on an investment of $4.0 million.

4)

For the three months ended March 31, 2010, the Company repurchased 4.5 million shares of its common stock at an average price of $56.21 per share for $251 million. For the three months ended March 31, 2010, the Company reissued 1.0 million shares for employee benefit plans.

5)

Estimated adjusted diluted earnings per common share represents management's estimate of diluted earnings per common share for the full year 2010 before charges principally associated with workforce reductions and the estimated impact of severe weather. Adjusted diluted earnings per common share is presented because management believes it is a useful adjunct to diluted earnings per common share and other measurements under accounting principles generally accepted in the United States since it is a meaningful measure of the Company's ongoing operating performance and is on a basis consistent with previous estimates of diluted earnings per common share. Adjusted diluted earnings per common share is not a measure of financial performance under accounting principles generally accepted in the United States and should not be considered as an alternative to estimated diluted earnings per common share. The following table reconciles estimated diluted earnings per common share to estimated adjusted diluted earnings per common share:

Year Ended
December 31,
2010

Estimated diluted earnings per common share	$4.00 - $4.20

Add adjustments associated with:
Workforce reductions	0.06
Severe weather	0.05

Estimated adjusted diluted earnings per common share *	$4.10 – $4.30

* Amounts do not add due to rounding.